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                                                                   EXHIBIT 10.14

                             ENERGY AUCTION EXCHANGE
                       7900 East Union Avenue, Suite 1100
                             Denver, Colorado 80237
                                  303.694.5350
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September 21, 1999

Jeffrey M. Holben
2755 S. St. Paul Street
Denver, Colorado 80210

Dear Jeff:

This letter will confirm the verbal offer for the position of Chief Financial Officer, Vice President - Finance with Energy Auction Exchange, Inc (EAE). As agreed, your start date will be September 30, 1999 and your starting full-time salary will be $10,000 per month.

The Company's payroll and benefits program are handled through ADMINISTAFF, Inc. a Texas Professional Services Company, with district offices in over 40 cities throughout America. Benefits include direct deposit of paycheck, an employer paid (no waiting period) medical-dental-vision program for each employee, employer paid life insurance coverage up to $50,000 of annual salary and voluntary participation in a 401(k) retirement plan. An ADMINISTAFF benefits package will be provided to you for review prior to your start date and will include other optional features. In addition, our Company offers a starting vacation package of three weeks annually.

In addition to the above salary and benefits, EAE. will make available to you options for shares of its holding company stock. The recently issued Energy Auction Exchange, Inc. Series A Preferred Stock issuance was completed at $7.50 per share and the strike price on the options is currently $.75. EAE would like to offer you the option to purchase 20,000 shares at this $.75 strike price. Options granted will vest over a four-year period in equal installments at the end of each year of employment. Your first 25% will vest on September 30, 2000.

Additionally, upon your termination by EAE for any reason other than Just Cause (as described below), EAE agrees to pay you a lump-sum severance equal to nine
(9) months of your then current salary. EAE also agrees to pay this severance if you voluntarily or involuntarily lose your job during any merger, acquisition or other corporate event. For purposes of this paragraph, Just Cause is defined as the commission by an employee of acts involving gross misconduct (such as, but not limited to dishonesty and neglect of duty), which is seriously detrimental to the interests, operations, reputation or credit of the Company.

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The above offer is not to be considered a contract for guaranteeing employment for any specific duration. As an at-will employee, both you and the company have the right to terminate your employment at any time. Nothing within the terms of this offer letter shall be construed as an employment agreement whether expressed or implied.

If you accept this offer, please acknowledge by signing and returning the enclosed copy. We are excited to have you as part of the EAE team and look forward to the substantial contribution we believe you will make towards the future of the Company.

Respectfully,


/s/ Gary R. Vickers
Gary R. Vickers
CEO and President




Accepted by:

/s/ Jeffrey M. Holben
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Jeffrey M. Holben          Date